EXHIBIT 10.5

SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

             This SECOND ADDENDUM TO EMPLOYMENT AGREEMENT (this "Second Addendum") is entered into as of June ____, 2001, between Gardenburger, Inc., an Oregon corporation (the "Company"), and James W. Linford ("Executive"), and is an addition to the existing Employment Agreement dated March 25, 1997, between the Company and Executive, as modified by an undated Addendum (as modified, the "Original Employment Agreement").  A copy of the Original Employment Agreement is attached hereto for reference.

             In consideration of the mutual covenants set forth in this Second Addendum and in the Original Employment Agreement, the parties agree as follows:

             1.          Sale Bonus

             (a)         After the completion of a "Sale Transaction," as defined below, the Company will pay Executive a "Sale Bonus," as described below, provided Executive remains as Vice President and Chief Operating Officer of the Company during the negotiation of and through the closing of the Sale Transaction.  The Sale Bonus will be payable to Executive after all post-closing adjustments in connection with the Sale Transaction have been determined.

             (b)        For purposes of this paragraph 1:

             (ii)         A "Sale Transaction" means a single transaction or a series of related transactions approved by the Board of Directors of the Company resulting in:

•	A sale or other disposition by the Company of all or substantially all its assets;
•	A sale, share exchange, or other disposition of all or substantially all the capital stock of the Company;
•	A merger, consolidation, or other corporate transaction with a third party in which the Company's shareholders receive cash, stock, securities, or any other consideration (or any combination of the foregoing) in exchange for their stock in the Company.

             (ii)         The "Sale Bonus" is an amount equal to the sum of (i) .25 percent of the portion of the "Total Consideration" (as defined below) equal to or less than $100 million, plus (ii) .50 percent of the portion of the Total Consideration in excess of $100 million; and

             (iii)        The "Total Consideration" in connection with a Sale Transaction means:

•	The amount of cash and the aggregate market value of all other consideration received by the Company in connection with a sale or other disposition of its assets (exclusive of any indebtedness or liabilities of the Company to which the assets taken are subject or which are assumed by the purchaser or other acquirer of the Company's assets); or

•	The aggregate amount of cash and the aggregate market value of all other consideration received by the Company's shareholders in any sale, share exchange, or other disposition of the Company's stock or any merger, consolidation, or similar transaction.

             2.          Withholding and Payroll Taxes.  All amounts payable by the Company to Executive pursuant to this Second Addendum are subject to and will be reduced by amounts the Company is required to withhold for all applicable federal, state, and local income and payroll taxes.

             The parties have executed this Second Addendum as of the date first set forth above.

GARDENBURGER, INC.

By:

Scott C. Wallace
President and Chief Executive Officer

EXECUTIVE

James W. Linford